Exhibit 10.11

October 18, 2006

Mr. Bruno Sidler

Re:

Offer of Employment

Dear Mr. Sidler:

It is with great pleasure that Eagle Global Logistics offers you the position of President—EUMA. This letter is to confirm the terms of our employment offer.  The terms of this offer letter are binding upon execution and not subject to the execution of a separate employment agreement.

As discussed, your compensation will encompass the following:

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Base pay of USD$37,500 per month;

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Signing bonus of (i) USD$250,000 less applicable withholding taxes, payable upon completion of  30 days of continuous full time employment, and (ii) with legal approval of EGL, I will recommend that the Compensation Committee issue to you 10,000 shares of restricted common stock of the Company vesting over 3 years to be issued under the Company’s Long Term Incentive Plan (the “Plan”), a copy of which is attached for your review;

•

Upon acceptance of this position and with legal approval of EGL, I will recommend that the Compensation Committee issue 200,000 stock options for common stock of the Company under the Plan effective upon your start date;

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Eligibility to participate in the Company’s Incentive Bonus Plan for Executive Management Employees beginning in 2007 at 100% of base salary, subject to the terms and conditions specified in the plan, including agreed annual goals, as approved for the applicable year (a form of the plan as in effect for 2006 has been attached for your review);

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Eligibility for an annual grant under the Plan of stock options for Common Stock of the Company, based on the Company’s achieving designated annual goals, (grants typically are made once each year in the fourth quarter);

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Review of base salary and incentive bonus structure upon completion of six months of continuous full time employment and again upon completion of twelve months of continuous full time employment;

Mr. Bruno Sidler

October 18, 2006

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Reimbursement of monthly cell-phone usage for business purposes, in accordance with Company Policy;

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The Company will make all compulsory pension scheme and state social security system contributions as required by applicable law;

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Eligibility for company-paid Executive Life Insurance of $1,000,000 subject to applicable waiting periods and plan guidelines;

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Change of Control protection pursuant to a separate agreement which would entitle you to two times base salary upon a termination without Cause following a change in control of EGL, Inc.;

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Vacation, Sick, Personal Holidays, Personal Emergency Days and Legal Holidays in accordance with Company policy and applicable laws; and

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The company is in agreement to make the position’s head office in Zurich.

The foregoing offer is subject to our receipt and review of any existing employment and/or other agreement to which you are a party that may prohibit or limit your employment by the Company or otherwise affect your ability to perform in the capacity of President—EUMA, including any covenants not to compete or solicit. Should we determine that any such agreement prohibits or limits your employment by the Company or may negatively affect your ability to perform in the capacity of President—EUMA, we may, at our discretion, void this offer of employment.  Additionally, we require that you execute an agreement containing appropriate covenants related to confidentiality, non-solicitation and unfair competition.

We are glad that you are considering employment with Eagle Global Logistics, and we look forward to having you as a part of our team.  If the terms of this offer are acceptable to you, please sign both copies of this letter where indicated below, return one to me and retain one for your files.

Sincerely,
Eagle Global Logistics

/s/ James R. Crane

James R. Crane
CEO and Chairman of the Board

Mr. Bruno Sidler

October 18, 2006

Accepted and Agreed to this

 day of

, 2006:

/s/ Bruno Sidler

Bruno Sidler